Exhibit 99.1

BridgeBio Announces Appointment of Thomas Trimarchi, Ph.D., as President and Chief Operating Officer

PALO ALTO, Calif., July 23, 2024 (GLOBE NEWSWIRE) -- BridgeBio Pharma, Inc. (Nasdaq: BBIO) (“BridgeBio” or the “Company”), a commercial-stage biopharmaceutical company focused on genetic diseases, announced that Thomas Trimarchi, Ph.D., has been appointed President and Chief Operating Officer (COO) of the company. Dr. Trimarchi will assume his new responsibilities effective immediately and will continue to report directly to CEO and founder, Neil Kumar, Ph.D.

In this newly created position, Dr. Trimarchi will be responsible for driving operational excellence, strategic planning, and overall business success at BridgeBio. He will lead cross-functional activities to develop a centralized operation across the late-stage pipeline prioritizing efficiency, rigor, and scale.

“I’m thrilled to partner with Tom in his new role, and excited to continue to learn from him. Tom thinks independently, puts patients first, understands that every minute counts for the patients we serve, and lets science and data dictate his decision-making,” said Dr. Kumar. “He has been a tremendous part of building BridgeBio into what it is today, and I look forward to seeing his continued growth as a leader enable us to have ever-better impact on patients.”

Dr. Trimarchi has served in roles of increasing responsibility since joining BridgeBio in 2018, most recently as the Chief Product Officer. He is also a board member of ML Bio Solutions, a BridgeBio affiliate focused on developing BBP-418 for limb-girdle muscular dystrophy type 2I/R9 (LGMD2I/R9), since November 2021. Prior to joining the company, Dr. Trimarchi worked at Regeneron Pharmaceuticals, Inc., and Goldman Sachs after receiving his Ph.D. in Molecular Oncology and Immunology from New York University.

“I am inspired every day by the work the teams are doing at BridgeBio to serve patients and families impacted by genetic diseases. The BridgeBio team is deeply passionate about the meaningful work they are doing to create and deliver transformative medicines with a patients-first mindset,” said Dr. Trimarchi. “I feel lucky to be stewarding our mission alongside Neil and Brian. We are just getting started on delivering life-changing treatments for as many patients as possible.”

About BridgeBio Pharma, Inc.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases. BridgeBio’s pipeline of development programs ranges from early science to advanced clinical trials. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn and Twitter.

BridgeBio Contact:
Vikram Bali
contact@bridgebio.com
(650) 789-8220